Exhibit (99)(b)
EXPERTS
The financial statements of Lincoln Benefit Life Company at December 31, 2021 and 2020, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year in the period ended December 31, 2019, by Deloitte & Touche, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.